Exhibit 5

Athena 2004 S.A.
Caroline Shipping Inc.
Elliniki Eteria Diepirotikon Grammon A.E.
Solar Navigation Corp.
Simpson Navigation Ltd.
Valentine Oceanic Trading Inc.

c/o Royal Olympic Cruises Ltd.
Attn: Mr G Kassapis, CFO
87 Akti Miaouli
185 38 Piraeus
Greece

Date: 17 June 2003

Dear Sirs

1.
We refer to a facility agreement dated 4 January 2002 made between (i) yourselves as borrowers and (ii) Fortis Bank (Nederland) N.V. ("Fortis") in respect of a loan facility of up to US$3,000,000 to provide working capital (the "Facility Agreement"). Words and expressions defined in the Facility Agreement shall have the same meanings when used in this Letter.

2.
As at this date, the single and final installment in the amount of US$3,000,000 which was originally due in accordance with the provisions of Clause 5.1 of the Facility Agreement on 4 January 2002 remains due and outstanding.

3.
As at this date the principal amount outstanding under the Loan is therefore $3,000,000.

4.
Pursuant to further discussions between us, we have agreed in principle but subject to the provisions of paragraphs 5 to 7 inclusive below to vary the terms of repayment of the Loan as set out in Clause 5 of the Facility Agreement as follows:

(i)
the due date for the installment set out in paragraph 2 above shall be deferred until 16 December 2003, on which date the full amount of such installment shall be repaid;

  without prejudice to the obligation to pay interest on the Loan and to pay any and all other amounts falling due in accordance with the terms of the Facility Agreement when any such amounts so fall due.

5.
By your acceptance of this letter, you agree that, in the event that East Ocean Shipping Corp. ("EOS"), or we in our capacity as assignee under the terms of the General assignment executed by EOS in our favour dated 30 September 2002 should receive monies arising out of or in connection with the m.v. "SEAWING", then those monies shall be applied by way of prepayment of principal and/or payment of other monies due under the US$47.7m Facility Agreement and/or, as we may in our discretion determine, the World Renaissance Agreement.

6.
Our agreement set out in paragraph 4 above shall further be conditional upon:

(a)
all other bank debt or term loan financing arrangements being deferred on similar terms acceptable to us;

(b)
this letter being accepted and agreed in the manner hereinafter provided by no later than 17 June 2003; and

(c)
such matters as to confirmation of the validity of the Finance Documents (including this Letter and, if we so require, amendments and/or additions to the Mortgages or the Collateral Mortgage to ensure they continue to secure all the Secured Liabilities) as we may require together with such amendments to the SEAWING documents as we may require.

7.
Notwithstanding the terms of paragraph 5 above, the deferral set out in paragraph 5 shall be revoked and all those monies due under the instalments set out in paragraph 3 shall become immediately due and payable on the earlier of:

(i)
any other bank borrowing or term Loan Facility of the ROC Group is terminated or accelerated or any of the Vessels is arrested or detained by any creditor;

(ii)
the occurrence of an Event of Default under Clause 10.1 of the Facility Agremeent; or

(iii)
16 December 2003.

8.
Subject only to the amendments made pursuant to this Letter, the Facility Agreement shall remain in full force and effect and the security constituted by the Finance Documents shall continue and remain fully valid and enforceable and securing all the Secured Liabilities.

9.
This Letter shall be governed by and construed in accordance with English law and the provisions of Clause 30 (Law and Jurisdiction) of the Facility Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

        Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this Letter.

Yours faithfully
 FORTIS BANK (NEDERLAND) N.V.

/s/	/s/
R.A. Holsboer	J.K. Richert

Accepted and agreed this            day of June 2003

/s/
for and on behalf of
ATHENA 2004 S.A. CAROLINE SHIPPING INC. ELLINIKI ETERIA DIEPIROTIKON GRAMMON A.E. SOLAR NAVIGATION CORP. SIMPSON NAVIGATION LTD. VALENTINE OCEANIC TRADING INC.

COUNTERSIGNED this                day of June 2003 by and on behalf of each of the following who, by its execution hereof confirms and acknowledges that it has read and understood the terms and conditions of the above Letter, that it agrees in all respects to the same and that each Finance Document to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Facility Agreement as amended hereby.

/s/
for and on behalf of ROYAL OLYMPIC CRUISES LTD.
/s/
for and on behalf of ROC HOLDINGS INC.
/s/
for and on behalf of EAST OCEAN SHIPPING CORP.